Exhibit 99.1

QURATE RETAIL DECLARES SPECIAL CASH DIVIDEND OF $1.50 PER COMMON SHARE AND ANNOUNCES COMMENCEMENT OF SHARE BUYBACK PROGRAM

QURATE RETAIL DECLARES QUARTERLY CASH DIVIDEND ON 8.0% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

ENGLEWOOD, Colorado, November 20, 2020-- Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today announced that its Board of Directors declared a special cash dividend in the amount of $1.50 per common share, for an aggregate dividend of approximately $626 million, payable in cash on December 7, 2020 to stockholders of record of Qurate Retail’s Series A and Series B common stock at the close of business on November 30, 2020. Additionally, Qurate Retail’s Board of Directors announced the commencement of its buyback program for Qurate Retail’s Series A common stock. The outstanding repurchase authorization for Qurate Retail is approximately $497 million. The specific timing and amount of actual future share repurchases will vary based on market conditions, securities law limitations and other factors. The repurchases will be made using Qurate Retail’s cash and cash equivalents, and the buyback program may be suspended or discontinued at any time without prior notice.

“We are pleased to announce further actions that deliver free cash flow to our shareholders: a one-time cash dividend and the commencement of repurchases of our shares. We have continued confidence in the strength of the business and believe this is an efficient return of capital while maintaining our stated leverage target,” said Greg Maffei, Qurate Retail Chairman.

Qurate Retail also announced today that its Board of Directors declared a quarterly cash dividend of $2.01643836 per share of 8.0% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”), payable in cash on December 15, 2020, to stockholders of record of the Preferred Stock at the close of business on November 30, 2020.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the commencement of our stock repurchase program. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of QVC (and its subsidiaries, including HSN), Zulily and the Cornerstone Brands (collectively, the Qurate Retail Group) as well as various green energy and other investments.

Contacts

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Qurate Retail, Inc.
NASDAQ:QRTEA/QRTEB/QRTEP